Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Wolfspeed, Inc. of our report dated August 26, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Wolfspeed Inc.’s Annual Report on Form 10-K for the year ended June 29, 2025.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

November 7, 2025